Exhibit 99.2

New Chairman Takes Helm of Best Buy Board of Directors

MINNEAPOLIS, June 7, 2012 -- The board of directors of Best Buy Co., Inc. (NYSE:BBY) today announced the appointment of Hatim A. Tyabji as chairman of the Company, effective immediately. Mr. Tyabji, currently Chairman of the Audit Committee, has served as a director since 1998.

This change reflects an acceleration of the timing of the planned leadership transition. Last month, the board announced that Mr. Tyabji would succeed Mr. Schulze as Chairman and Mr. Schulze would assume the honorary position of Founder and Chairman Emeritus at the annual meeting on June 21, 2012. Mr. Schulze was still expected to serve out the remainder of his term as director through June 2013.

Mr. Schulze notified the board this morning of his decision to resign from the board, including the chairmanship, effective immediately.

Mr. Schulze is an iconic entrepreneur, and the board offers its deep appreciation for his enormous contributions and service as Best Buy's founder and chairman. With hard work, leadership and vision, Mr. Schulze built Best Buy into a $50 billion enterprise with nearly 170,000 employees across the world. In the process, he changed the landscape of American retail.

About Chairman Hatim A. Tyabji

Mr. Tyabji has more than 40 years of experience as a board member, operating executive and entrepreneur in various technology industry segments, including mobile communications, enterprise software, financial services and mainframe computing.

Since 2001, Mr. Tyabji has been Chairman and CEO of Bytemobile, Inc., a leading global provider of video optimization and traffic management systems for mobile network operators. He is also chairman of Jasper Wireless, Inc., which provides operators with cloud-based machine-to-machine (M2M) and device management services. Mr. Tyabji currently serves on the boards of Merchant e-Solutions, Touch Networks (Australia) and the Missile Defense Advocacy Alliance.

Previously, Mr. Tyabji was Chairman and CEO of Saraïde, Inc., a provider of wireless Internet and data services. He was also an early board member at Ariba, Inc. (Nasdaq:ARBA), a pioneer in e-commerce software for enterprises. From 1986 to 1998, he was Chairman, President and CEO of VeriFone, Inc. (NYSE:VFI), a global leader in transaction automation systems for multiple retail segments. Prior to VeriFone, Mr. Tyabji spent 13 years at mainframe manufacturer Sperry Corporation, where he rose from a project manager to President of Information Systems.

In addition to the chairing the Audit Committee, Mr. Tyabji serves on the Best Buy Board's Compensation and Human Resources Committee. His prior public company board experience includes Bank of America Merchant Services, Deluxe Corporation, eFunds, SmartDisk Corporation, Ariba and others. He has also served on the boards of numerous private companies and the Carnegie Institution for Science.

Mr. Tyabji holds B.S. and M.S. degrees in Electrical Engineering and an M.B.A. He is a graduate of the Stanford Executive Program and received an honorary doctorate from the State University of New York.

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About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees - 167,000 strong - are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For information about Best Buy, visit www.bby.com and to shop at Best Buy, visit www.bestbuy.com.

Media Contacts:	Greg Hitt: (202) 669-1216 or Greg.Hitt@hkstrategies.com

Bruce Hight: (512) 944-2032 or Bruce.Hight@hkstrategies.com

Investor Contacts:	Bill Seymour: (612) 291-6122 or bill.seymour@bestbuy.com